3067 East Lake Road
Skaneateles, NY 13152

November 11, 2008

John Lanzafame
Biophan Technologies, Inc.
15 Schoen Place
Pittsford, NY 14534

Dear John,

With this letter, I submit my resignation effectively immediately as a member of the Board of Directors for Biophan Technologies, Inc. I want to thank you for your leadership and wish you and the company the best in the future.

Sincerely,

/s/ Bonnie Labosky
Bonnie Labosky